March 13, 2009

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Gregory D. Newton, EVP, Chief Financial Officer, Cascade Bancorp
(541) 617-3526
Patricia L. Moss, President & Chief Executive Officer, Cascade Bancorp
(541) 385-6205

CASCADE BANCORP (OREGON) ANNOUNCES FILING OF FORM 10-K ANNUAL REPORT AND AUDITED FINANCIAL STATEMENTS; ADJUSTS PRELIMINARY 2008 RESULTS DUE TO GOODWILL IMPAIRMENT AND ADDITIONAL PROVISION FOR LOAN LOSSES RESULTING IN A NET LOSS OF ($4.82) PER SHARE.

BEND, Ore, March 13/PRNewswire-First Call/--Cascade Bancorp (“Cascade”) (NASDAQ: CACB) announces filing of its SEC Form 10-K annual report and audited financial statements and adjusts preliminary financial results to include goodwill impairment and additional provision for loan losses.  Subsequent to year-end 2008 and after the issuance of its earnings release on January 29, 2009, the Company made adjustments which are reflected in the financial results for the fourth quarter and full year ended December 31, 2008. After taking effect of these items, the Company’s risk based capital ratio is above regulatory benchmarks for “well-capitalized” banks at 10.22%.  The adjustments include:

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A noncash after-tax goodwill impairment charge of $105.0 million, resulting in the elimination of all previously recorded goodwill.  Goodwill impairment is a noncash accounting adjustment that does not affect cash flow, regulatory capital or liquidity.  Tier 1 and Total regulatory capital ratios are unaffected by this adjustment;

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An increase in provision for loan losses totaling $14.8 million resulting from the following factors; (i) a $5.1 million increase mainly to increase the unallocated portion of the reserve for loan losses from 3.3% to 15%; (ii) an increase in specific reserves of approximately $9.7 million for certain real estate secured credits;

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A charge against the balance sheet item “reserve for credit losses” of $22.9 million mainly to write-down the value of nonperforming collateral dependent land development loans, with a corresponding reduction in nonperforming assets (NPA’s);

•	A valuation adjustment of approximately $0.8 million for OREO property based on receipt of an appraisal received in February 2009.

Goodwill is an intangible (noncash) asset that was booked mainly in accounting for the acquisition of Farmers & Merchants State Bank in Idaho in 2006.  Goodwill impairment is a noncash accounting adjustment that writes down this intangible asset.  It does not affect cash flow, capital or liquidity, but reduces existing book value to a level very near “tangible” book value.  Underscoring the ‘intangible’ nature of goodwill is that Tier 1 and Total regulatory capital ratios are unaffected by this adjustment.

Including the noncash goodwill charge of $105.0 million or ($3.76) per share and other adjustments, net loss for the full year 2008 totals ($4.82) per share or ($134.6 million) as compared to a net loss of ($0.76) per share or ($21.2 million) disclosed in our preliminary unaudited earnings release dated January 29, 2009.  These adjustments occurred subsequent to our preliminary earnings release date.  The Company applied extensive procedures in its preliminary earnings report, including analysis from independent third party experts and thorough examination of all significant estimates.  However, factors subsequent to that date became evident  including the uncertain depth and duration of current economic conditions, the unprecedented weakness in banking stocks in general, and a significant decline in the Company's stock price in particular, that caused the Company to reexamine its goodwill which  directly resulted in the noncash goodwill impairment.

2008 return on book equity and tangible equity decreased to (47.90%) and (80.51%) respectively, from the previously reported (7.02%) and (11.79%).    At December 31, 2008, the Company’s reserve for credit losses was $48.2 million or 2.46% of total loans and NPA’s are reduced by $22.9 million to $159.4 million or 7.0% of total assets.

Patricia L. Moss, CEO said "We are in serious times and actions will influence outcomes.  The challenges we face reflect the stress the economic downturn has caused to our customers, businesses, friends and neighbors, and community at large. We are resolved to play our part in helping the community address the challenges we share, and to progress toward an improving economic future together” Moss continued, “Local deposits from our communities are essential to the economic health in the markets we share.  We are encouraging the community to keep their money local to the benefit of our shared economy.  Community banks effectively redeploy their deposits back into our communities.”  To this end, Cascade has provided additional assurance to customers by participating in the Temporary Liquidity Guarantee Program which provides unlimited FDIC insurance for all transaction account deposits through 12/31/09.

Commenting on loan quality, Moss said “We continue to fund our reserve for loan losses to ensure we have provided resources under the current adverse economic conditions.   In addition, we have written down a substantial portion of the residential development loan portfolio that has proven to be most negatively affected by the downturn. Residential development now represents just 10% of our credit portfolio while the majority of the Company’s loans continue to perform well. I am gratified that we have taken these actions on the credit side and exceed benchmarks for a well-capitalized bank.”

About Cascade Bancorp and Bank of the Cascades

Cascade Bancorp (NASDAQ: CACB), headquartered in Bend, Oregon and its wholly-owned subsidiary, Bank of the Cascades, operates in Oregon and Idaho markets.  Founded in 1977, Bank of the Cascades offers full-service community banking through 33 branches in Central Oregon, Southern Oregon, Portland/Salem and Boise/Treasure Valley.  The Bank has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. It executes it strategy through the consistent delivery of full relationship banking focused on attracting and retaining value driven customers. Over the past decade, the Bank has been rated repeatedly recognized among its peers nationwide for financial performance. In December 2008, Bank of the Cascades was named by the Portland Business Journal as one of Oregon’s Most Admired Companies in the Financial Services category, as chosen by Oregon CEOs. For further information, please visit our web site at http://www.botc.com.

FORWARD LOOKING STATEMENTS
This release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements. Such risks and uncertainties may include but are not necessarily limited to general and local economic conditions, including the residential and commercial real estate markets; changes in interest rates, including timing or relative degree of change; inflation; credit quality and concentrations; competition within the business areas in which Cascade is conducting its operations; changes in regulatory conditions or requirements or new legislation; and changes in accounting policies.  These statements include, among others, statements related to future profitability levels and future earnings.   For a discussion of factors, which could cause results to differ, please see Cascade's reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and Cascade's press releases. When used in this release, the words or phrases such as "will likely result in", "management expects that", "will continue", "is anticipated", "estimate", "projected", or similar expressions constitute forward-looking statements, as do any other statements that expressly or implicitly predict future events, results or performance, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. Cascade undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

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